Exhibit 99.3

[GRAPHIC]	THE ASPEN INTERNATIONAL GROUP, INC. Acquisitions/Corporate Development/Executive Search www.aspen-ig.com Norman Silberdick, Senior Partner

December 18, 2003

Mr. Neil Bregman

Mayer, Brown, Rowe and Maw LLP

1675 Broadway

New York NY 10019-5820

REF: Vandemar vs. A.W. Chesterton, Inc.

Dear Neil:

I want to thank you for sending the PDF files on the asset purchase agreement between Acadia Polymers et al (“Sellers”) and JM Clipper Polymers Corporation (“Buyer”). I have had a chance to review the file and want to make the following observations. First I was a former President and Director of Corcap, Inc. (“Corcap”) and was asked by the current Board to assist in this situation.

Corcap was a party to the contract and Corcap is survived by August Financial Holding Company, Inc. Under paragraph 1.4 Liabilities Not Assumed by Buyer- it states that the Buyer does not assume any liabilities or obligations for injuries occurring or death to persons prior to closing… arising from products manufactured prior to closing. The contract does not deal with injuries or death from products manufactured prior to closing but the event occurs after the closing. In paragraph 1.4 (d) it states that Buyer does not assume any liability or obligation resulting from any claim action or suit or proceeding described in Schedule 4.2. Section 4.2 contains the representations of the Seller, which to the best of its knowledge no conditions existed other than those disclosed on the schedules and certainly there was no knowledge regarding the health of Mr. Vandemar and therefore there is no breach of any representations given to the Buyer. This representation also carries forward to paragraph 1.4(f) regarding any liability relating to hazardous materials as represented in paragraph 4.2(bb). To the best knowledge of the Company at the time of the agreement there were no known violations of any environment laws other than what was included in any schedules.

Under Paragraph 7.1(a) Indemnification of Buyer by Sellers it states that the Buyer shall hold harmless and indemnify Buyer against any losses for all liabilities not of Seller not assumed by Buyer. Under 7.1(b) it covers breaches of reps and warranties however the Seller does not agree that there has been a breach of its reps and warranties. Although Paragraph 7.3 defines that any assertion of fact or law by a third party constitutes a breach for the purposes of paragraphs 7.1 and 7.2 according to 7.3 (e) there is no obligation on the part of the Seller until the claim is in excess of $100,000. However reading further into the provisions of 7.3 the period for claims against the Seller are limited to between 2 or 5-year anniversaries under certain circumstances.

Norman W. Mckibbin	Thomas O. Morrow	Norman Silberdick	Jeff R. Vervlied
P.O. Box 1718	535 Covington Lance	70 Tide Mill road	300 Winding Way
Toms River NJ 08754	Chagrin Falls, OH 44023	Hampton NH 03842	Glenside, PA 19038
732-929-4448	440-708-2833	603-926-7459	215-885-4982
732-929-3614 Fax	440-708-2834 Fax	603-926-6204 Fax	215-885-4987 Fax
McKibbinN@Aspen-ig.com	Tomorrow@Aspen-ig.com	SilberdickN@Aspen-ig.com	VervliedJ@Aspen-ig.com

[GRAPHIC]	THE ASPEN INTERNATIONAL GROUP, INC. Acquisitions/Corporate Development/Executive Search www.aspen-ig.com Norman Silberdick, Senior Partner

Given that this claim has been received 12 and a half years after the sale took place it is hard to see where Corcap has any responsibility to the Buyer. Further at the time of sale there was insurance in force and I would think that the Company should review its insurance coverage for this type of claim. Further as I mentioned to you, the surviving entity is insolvent and as of June 30th, the last time it filed a financial statement with the SEC, the Company had a negative net worth of $126,000. Mrs. Huang has indicated to me that the Company’s financial position has worsened.

This claim has precluded the Company from raising additional capital and if the claim is pursued the Company will either have to seek bankruptcy protection or reorganize in another manner.

As a matter of compromise, I have been instructed by the Board to offer $1,000 as a settlement of the claim payable within the year or as soon as it can raise funds.

Very truly yours,

/s/ NORMAN SILBERDICK

Norman Silberdick

Norman W. Mckibbin	Thomas O. Morrow	Norman Silberdick	Jeff R. Vervlied
P.O. Box 1718	535 Covington Lance	70 Tide Mill road	300 Winding Way
Toms River NJ 08754	Chagrin Falls, OH 44023	Hampton NH 03842	Glenside, PA 19038
732-929-4448	440-708-2833	603-926-7459	215-885-4982
732-929-3614 Fax	440-708-2834 Fax	603-926-6204 Fax	215-885-4987 Fax
McKibbinN@Aspen-ig.com	Tomorrow@Aspen-ig.com	SilberdickN@Aspen-ig.com	VervliedJ@Aspen-ig.com